Exhibit 99.1

Curtis C. Farmer Named Comerica’s President

DALLAS/April 29, 2015 – Comerica Incorporated (NYSE: CMA) today announced that Curtis C. Farmer has been named President of Comerica Incorporated and Comerica Bank. In his new role, Farmer will maintain leadership responsibility for the Retail Bank and Wealth Management, and additionally will oversee the Business Bank. He will continue reporting to Ralph W. Babb, Jr., chairman and chief executive officer.

“Curt’s leadership of the Retail Bank and Wealth Management has been invaluable. Since joining the bank, he has made significant contributions to the company through a challenging economic environment and a period of rapid change in the financial services industry,” said Babb. “I look forward to working with Curt in the years to come as we build upon Comerica’s successes and continue to serve our customers through our distinctive approach to relationship banking.”

Farmer, 52, came to Comerica as Executive Vice President of Wealth Management in October 2008. In August 2010, Comerica announced it would be combining the Retail Bank and Wealth Management leadership structure and that it would be led by Farmer. He assumed this heightened role in January 2011, and was named Vice Chairman of Comerica’s Retail Bank and Wealth Management in April 2011.

Prior to joining Comerica, Farmer served as Executive Vice President and Wealth Management Director of Wachovia Corporation from October 2005 to October 2008. During his 23 years of service to Wachovia, he held a variety of positions of increasing scope and responsibility.

Comerica Incorporated is a financial services company headquartered in Dallas, Texas, and strategically aligned by three business segments: The Business Bank, The Retail Bank, and Wealth Management. Comerica focuses on relationships, and helping people and businesses be successful. In addition to Texas, Comerica Bank locations can be found in Arizona, California, Florida and Michigan, with select businesses operating in several other states, as well as in Canada and Mexico. Comerica reported total assets of $69.3 billion at March 31, 2015.

Media Contacts:	Investor Contacts:
Wendy Bridges	Darlene Persons
(214) 462-4443	(214) 462-6831
wwbridges@comerica.com	dppersons@comerica.com

Wayne Mielke	Brittany Butler
(214) 462-4463	(214) 462-6834
wjmielke@comerica.com	blbutler@comerica.com

# # #